Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-229735

Dated September 8, 2021

Eli Lilly and Company

€1,800,000,000 aggregate principal amount offered

£250,000,000 aggregate principal amount offered

Pricing Term Sheet

0.500% Notes due 2033 (the “2033 Notes”)

1.125% Notes due 2051 (the “2051 Notes”)

1.375% Notes due 2061 (the “2061 Notes”)

1.625% Notes due 2043 (the “2043 Notes”)

(together, the “Notes”)

Issuer:	Eli Lilly and Company (the “Issuer”)

Principal Amount:	2033 Notes: €600,000,000 2051 Notes: €500,000,000 2061 Notes: €700,000,000 2043 Notes: £250,000,000

Maturity Date:	2033 Notes: September 14, 2033 2051 Notes: September 14, 2051 2061 Notes: September 14, 2061 2043 Notes: September 14, 2043

Coupon:	2033 Notes: 0.500% per year 2051 Notes: 1.125% per year 2061 Notes: 1.375% per year 2043 Notes: 1.625% per year

Public Offering Price:	2033 Notes: 99.826% of principal amount 2051 Notes: 97.773% of principal amount 2061 Notes: 97.825% of principal amount 2043 Notes: 97.868% of principal amount

Yield to Maturity (Annual):	2033 Notes: 0.515% 2051 Notes: 1.214% 2061 Notes: 1.447% 2043 Notes: 1.743%

Benchmark Security:	2033 Notes: DBR 0.000% due August 15, 2031 2051 Notes: DBR 0.000% due August 15, 2050 2061 Notes: DBR 0.000% due August 15, 2050 2043 Notes: UKT 4.500% due December 7, 2042

Spread to Benchmark Security:	2033 Notes: +84.1 bps 2051 Notes: +104.8 bps 2061 Notes: +128.1 bps 2043 Notes: +68 bps

Benchmark Security Yield / Price:	2033 Notes: -0.326% / 103.300 2051 Notes: 0.166% / 95.310 2061 Notes: 0.166% / 95.310 2043 Notes: 1.055% / 165.419

Spread to Mid Swaps Yield:	2033 Notes: +37 bps 2051 Notes: +85 bps 2061 Notes: +115 bps

Mid Swaps Yield:	2033 Notes: 0.145% 2051 Notes: 0.364% 2061 Notes: 0.297%

Interest Payment Dates:

2033 Notes: Annually on September 14, commencing September 14, 2022

2051 Notes: Annually on September 14, commencing September 14, 2022

2061 Notes: Annually on September 14, commencing September 14, 2022

2043 Notes: Annually on September 14, commencing September 14, 2022

Redemption Provisions:

Make-whole Call:

2033 Notes: Prior to June 14, 2033, make-whole plus 15 bps, plus accrued and unpaid interest, if any

2051 Notes: Prior to March 14, 2051, make-whole plus 20 bps, plus accrued and unpaid interest, if any

2061 Notes: Prior to March 14, 2061, make-whole plus 20 bps, plus accrued and unpaid interest, if any

2043 Notes: Prior to March 14, 2043, make-whole plus 10 bps, plus accrued and unpaid interest, if any

Par Call:

2033 Notes: On or after June 14, 2033, at 100% plus accrued and unpaid interest, if any

2051 Notes: On or after March 14, 2051, at 100% plus accrued and unpaid interest, if any

2061 Notes: On or after March 14, 2061, at 100% plus accrued and unpaid interest, if any

2043 Notes: On or after March 14, 2043, at 100% plus accrued and unpaid interest, if any

Tax Redemption:	The notes of each series will be redeemable, in whole but not in part, at the option of the Issuer in the event of certain developments affecting United States taxation at a redemption price equal to 100% of the principal amount of the notes of such series, plus accrued and unpaid interest on the notes of such series to the applicable redemption date. See “Description of the Notes—Redemption Upon a Tax Event” in the Preliminary Prospectus Supplement for further terms and provisions applicable to redemption of the Notes under these circumstances.

Underwriting Discounts:	2033 Notes: 0.450% 2051 Notes: 0.625% 2061 Notes: 0.675% 2043 Notes: 0.550%

CUSIP / ISIN / Common Code:	2033 Notes: 532457 CA4 / XS2386186063 / 238618606 2051 Notes: 532457 CB2 / XS2386186576 / 238618657 2061 Notes: 532457 CC0 / XS2386220698 / 238622069 2043 Notes: 532457 CD8 / XS2386286442 / 238628644

Trade Date:	September 8, 2021

Settlement Date*:	September 14, 2021 (T+4), Euroclear/Clearstream

Ratings**:	A2 (Stable outlook) Moody’s A+ (Negative outlook) S&P

Denominations:	Euro-denominated notes: €100,000 x €1,000

GBP-denominated notes: £100,000 x £1,000

Stabilization:	Stabilization/FCA

Day Count:	Actual / Actual (ICMA)

Offering Format:	SEC Registered

Listing:	Application will be made to list the Notes on the New York Stock Exchange

Joint Book-Running Managers:	Merrill Lynch International Barclays Bank PLC BNP Paribas Citigroup Global Markets Limited Deutsche Bank AG, London Branch

Senior Co-Managers:	Academy Securities, Inc. CastleOak Securities, L.P. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

Co-Managers:	C.L. King & Associates, Inc. Drexel Hamilton, LLC Loop Capital Markets LLC Penserra Securities LLC

Changes to the Preliminary Prospectus Supplement:

The following change will be made to the Preliminary Prospectus Supplement.

The following paragraph under “Description of the Notes—Redemption for Reason of Minimal Outstanding Amount” on page S-23 and each other location where such or similar information appears in the Preliminary Prospectus Supplement has been deleted:

“We may at any time purchase notes in the open market, pursuant to a tender offer or otherwise and at any price. Such acquired notes may be cancelled, held or resold; provided that in the case of resale, if any such resold notes are not fungible with the notes of the original series of acquired notes for U.S. federal income tax purposes, such resold notes will have separate CUSIP, Common Code and ISIN numbers. In the event that we have purchased notes of a series equal to or greater than 80% of the aggregate principal amount of notes of such series initially issued, we may redeem, in whole, but not in part, the remaining notes of such series on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest on those notes to, but not including, the date fixed for redemption.”

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date or the next succeeding business day will generally be required, by virtue of the fact that the Notes initially settle on the fourth U.S. business day following the Trade Date, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (Reg. No. 333-229735) (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling BofA Securities at 1-800-294-1322, Barclays at 1-888-603-5847, BNP Paribas at 1-800-854-5674, Citigroup at 1-800-831-9146 or Deutsche Bank at 1-800-503-4611.

Relevant stabilization regulations including FCA/ICMA will apply. UK MiFIR and MiFID II professionals / ECPs-only / No UK or EEA PRIIPs KID – Manufacturer target market (MIFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

This pricing term sheet supplements the preliminary prospectus supplement issued by Eli Lilly and Company on September 7, 2021 relating to its prospectus dated February 19, 2019.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.